Muzinich & Co. Global Code of Ethics

January 2019

Table of Contents

I. Muzinich & Co. Global Code of Ethics		2
A.	Personal Securities Policy	6
B.	Insider Trading Policy	14
C.	Gifts and Corporate Entertainment Policy	18
D.	Anti-Bribery and Corruption Policy	22
E.	Outside Activities Policy	25
F.	Conflicts of Interest Policy	27
G.	Political Contributions and Political Activities Policy	29

I.	Muzinich & Co. Global Code of Ethics

Policy Summary
The Muzinich & Co. Global Code of Ethics (the “Code”) is comprised of the following policies:

A.	Personal Securities Policy

B.	Insider Trading Policy

C.	Gifts and Corporate Entertainment Policy

D.	Anti-Bribery and Corruption Policy

E.	Outside Activities Policy

F.	Conflicts of Interest Policy

G.	Political Contributions and Political Activities Policy

The policies and procedures set out in the Code apply to Muzinich & Co., Inc., Muzinich & Co. Limited and their affiliates. (together, the “Company”).  This Code and the Company’s Compliance Manuals (and relevant supplements) may be accessed on the Company’s intranet (http://muz-ldn-sp1/sites/Home/default.aspx) and in StarCompliance, as defined below.

Definitions
The below definitions are applicable to all policies that comprise the Code.  Each policy may reference additional definitions.

40 Act – The U.S. Investment Company Act of 1940, as amended.

40 Act Boards – The U.S. board of directors that oversee the 40 Act Funds as defined below.

 40 Act Funds – Includes pooled investment vehicles of a company that is registered under the 40 Act for which Muzinich & Co., Inc. is the investment advisor or sub-adviser.

Access Person – Includes (i) all employees of Muzinich & Co., Inc., (ii) all London based employees of Muzinich & Co. Ltd., (iii) all employees of Muzinich & Co. Limited who have access to nonpublic information regarding any Client’s purchase or sale of securities or nonpublic information regarding the portfolio holdings of any reportable fund, (iv) all employees of Muzinich & Co. Limited or any of its affiliates who are involved in the public debt investment management process and/or (v) any other employee, consultant, intern, or other third party deemed to be a “Access Person” as determined by Compliance. Compliance has the discretion to no longer consider an individual to be an Access Person.

Advisers Act – The U.S. Investment Advisers Act of 1940, as amended.

Affiliated Fund – Any registered Investment Company and series of such company or portion thereof, or other collective investment scheme, for which the Company is the investment manager, investment adviser or sub-advisor.

CEO – George Muzinich.

Clients – Any account for which the Company acts as investment manager, investment advisor or sub-adviser.

Code – The Muzinich & Co. Global Code of Ethics.

Company – Muzinich & Co., Inc., Muzinich & Co. Limited and their affiliates

Compliance – Together, the Chief Compliance Officer of Muzinich & Co., Inc. and/or his/her designees and the Head of Compliance, Europe or his/her designees.

Compliance Manuals – Together the compliance manuals (and relevant supplements) of Muzinich & Co., Inc., Muzinich & Co. Limited and their affiliates.

Covered Persons1 – Includes all persons employed by the Company as well as any consultant, intern, or other third party deemed to be a “Covered Person” as determined by Compliance.  Compliance has the discretion to no longer consider an individual to be a Covered Person.

FCA – The U.K. Financial Conduct Authority.

GC – General Counsel or his/her designees.

Government Official – The term Government Official has been broadly interpreted to include:

•	Any board member, officer or employee or person employed by or acting on behalf of a government department or agency;
•	Any officer or employee of a company or business owned in whole or part by a government or government agency (such as the Royal Bank of Scotland and Lloyds Banking Group);
•	Any officer or employee of a government international organization (such as the World Bank, European Central Bank or Asian Development Bank); and
•	Any officer or employee of a political party or any person acting in an official capacity on behalf of a political party.

Immediate Family – A member of Covered Person’s family that share the same household as the Covered Person including his/her spouse, child, or other family member. The term also includes any related or unrelated individual who (i) is financially dependent upon and/or (ii) whose investments are controlled by a Covered Person.

Inc. Compliance Manual – The Muzinich & Co., Inc. compliance manual.

Inc. Staff – Any Covered Person that is an (i) employee of Muzinich & Co., Inc. or (ii) any other employee, consultant, intern, or other third party deemed to be “Inc. Staff” as determined by Compliance.

Ltd. Compliance Manual – The Muzinich & Co. Limited compliance manual (and its relevant supplements).

Ltd. Staff – Any Covered Person that is (i) an FCA Approved Person; (ii) is employed by Muzinich & Co. Limited or its affiliates; and/or (iii) any other employee, consultant, intern, or other third party deemed to be “Ltd. Staff” as determined by Compliance.

MiFID – European Union Markets in Financial Instruments Directive.

1 For the purpose of this Code, “Covered Persons” is not meant to take on the meeting under Rule 506 of Regulation D under the U.S. Securities Act of 1933.

Restricted List – A list of securities to prohibit transactions of the Company or Covered Person’s in issuers when the Company is in possession of material non-public information or when the Company, in its in discretion, has determined that personal trading in the issuer may present a conflict with its Clients.

SEC – The U.S. Securities and Exchange Commission.

StarCompliance – The Company’s automated personal trading and global code of ethics reporting system. (https://muzinich.starcompliance.com)

Persons Subject to the Code
The Code applies to all Covered Persons as defined herein.  It should be noted however, that certain policies or procedures of the Code will be applicable only to a subset of Covered Persons as outlined in such policies.  Additionally, whether a consultant, intern, or other third party will be designated a Covered Person will be based on facts and circumstances determined by Compliance.  Compliance will notify all Covered Persons of their preapproval and reporting requirements under the Code. Compliance has the discretion to no longer consider an individual to be a Covered Person.

Policy
The Company values its integrity, reputation and its adherence to the highest standard of business conduct. Each Covered Person’s conduct is integral to the Company’s reputation.  As a Covered Person you shall endeavor to protect the confidence and trust placed in the Company by its Clients.  Each Covered Person is responsible for his/her compliance with the Code.  Furthermore, the Code is established to detect and prevent violations of applicable laws, rules and regulations and to serve as guidance for Covered Persons in their day to day operations.

Certification Requirement
Each Covered Person within ten days of becoming a Covered Person, and at the start of each calendar year thereafter, shall file a certification indicating that he/she has received, read, understood and will comply and/or has complied with the Code.  A consultant, intern, or other third party who is not deemed a Covered Person, may be required to sign a Non-Disclosure Agreement, which may be obtained from the GC.

Training
Each Covered Person must attend a training session covering the policies and procedures outlined in the Code within a reasonable time period upon becoming a Covered Person, and periodically thereafter on relevant policies and procedures outlined in the Code. Compliance is available to all Covered Persons to address any questions relating to the Code.

Recordkeeping
Compliance shall maintain or cause to be maintained in a readily accessible place the following records pursuant to Advisers Act Rule 204A-1, Rule 17j-1 under the 40 Act and/or MiFID Org Regulation:

•	A copy of each Code that has been in effect during the past five years;
•
A record of any violation of the Code by a Covered Person and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•	A record of all compliance certifications for each person who is currently, or within the past five years was, a Covered Person acknowledging receipt of the Code and any amendments.
•	A list of all persons who are, or within the preceding five years have been, a Covered Person or who are or were responsible for reviewing reports submitted by Covered Persons.
•	A copy of each report furnished to the 40 Act Board, covering activities of Access Persons for a period of five years after the fiscal year in which the report is made.

Violations
Covered Persons should consult Compliance if they have any questions about the Code. Each Covered Person shall promptly notify Compliance of any violation of the Code of which he/she becomes aware.  Violations of the Code and/or failure to notify Compliance of a violation may lead to disciplinary action which may range from a verbal reminder to suspension or termination of employment.  Material violations of the Code, as determined by Compliance, and/or repeat violations of the Code may be reported to the CEO, who may impose such sanctions as deemed appropriate, including, among other things, a letter of censure, fine or suspension or termination of the employment.

Pursuant to U.S. Rule 38a-1 of the 40 Act all known Code violations of Access Persons, unless otherwise instructed, are also reported to the 40 Act Boards promptly and no less frequently than annually.  In addition, Compliance shall certify to the 40 Act Boards no less frequently than annually that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Exceptions
Compliance may grant exceptions to provisions of the Code in circumstances that present special hardship or special situations determined not to present potential harm to Clients or conflict with the spirit and intent of the Code. Exceptions shall be structured to be as narrow as is reasonably practicable with appropriate safeguards designed to prevent abuse of the exception.

A.	Personal Securities Policy

Policy Summary
The Company has adopted the Personal Securities Policy in order to accomplish two primary goals:

•	first, to minimize conflicts and potential conflicts of interest between Covered Persons and Clients; and
•
second, to provide policies and procedures consistent with applicable laws (including Rule 204A-1 under the Advisers Act, Rule 17j-1 under the 40 Act, the rules contained within the FCA Conduct of Business Sourcebook 11.7A, and European Market Abuse Regulation) to prevent fraudulent or manipulative practices with respect to purchases or sales of securities held, or to be acquired by, Clients.

The Company is entrusted with the assets of its Clients for investment purposes. This fiduciary relationship requires Covered Persons to place the interests of the Clients before their own and to avoid conflicts of interest. All Covered Persons must adhere to this general overriding principle as well as comply with this policy’s specific provisions.  This policy should be read in conjunction with the Insider Trading Policy included in the Code which defines material non-public information (“MNPI”).

The Company has developed and adopted the following general principles to guide its Covered Persons:

•	The interests of Clients must be placed first at all times;
•
All personal securities transactions must be conducted consistent with this policy and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

•	Covered Persons should not take inappropriate advantage of their positions; and
•	Covered Persons must comply with all applicable laws.

It shall be a violation of this policy for any Covered Person, in connection with the purchase or sale, directly or indirectly, of any security or other investment to:

•	Employ any device, scheme or artifice to defraud any person;
•	Make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading;
•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit;
•	Engage in any manipulative practice;
•	Engage in late trading or market timing of 40 Act Funds shares; or
•	Engage in a personal securities transaction while in possession of MNPI about the issuer of that security.

This policy does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Covered Persons from liability for personal trading or other conduct that violates a fiduciary duty to Clients.

Where a Covered Person is uncertain whether a transaction or an account is within scope of this policy, it should be assumed that it is and consult Compliance for clarity.

Definitions
For purposes of this policy, the following definitions apply:

Automatic Investment Plan – means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes dividend reinvestment plans.

Beneficial Ownership – Shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of the Securities Exchange Act of 1934 and the rules and regulations thereunder. A beneficial owner is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities. A pecuniary interest in securities means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in those securities. A person is presumed to have an indirect pecuniary interest in securities held by members of a person’s “Immediate Family”2 who either reside with, or are financially dependent upon, or whose investments are controlled by, that person. A person also has a beneficial interest in securities held: (i) by a trust in which he/she is a Trustee, has a Beneficial Interest or is the settlor with a power to revoke the trust; (ii) by another person and he/she has a contract or an understanding with such person that the securities held in that person’s name are for his/her benefit; (iii) in the form of a right to acquisition of such security through the exercise of warrants, options, rights, or conversion rights; (iv) by a partnership of which he/she is a member; (v) by a corporation that he/she uses as a personal trading medium; (vi) by a holding company that he/she controls; or (vii) by an investment club of which he/she is a member.

Covered Security – Any note, stock, exchange traded fund (“ETF”), treasury stock, security future, bond, municipal bond, debenture, evidence of indebtedness, certificate of interest or participation on any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For these purposes, the purchase or sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security. A security held or to be acquired includes any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

2 In relation to Ltd. Staff, the Company may apply a definition of “Immediate Family” that is broader than the definition under SEC Adviser Act Rule 17 CFR 240.16a-1(a)(2)(ii)(A), which includes Immediate Family as defined in the Code as well as any person with whom a Covered Person has a family relationship or has close links as referenced in FCA COBS 11.7A.4 EU.

A Covered Security may also include virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of certain types of initial coin offerings (“ICOs”).  For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not to be considered Securities.

Any questions about whether an instrument is a security for purposes of all applicable laws, including but not limited to Federal Securities Laws, should be directed to Compliance.

Please refer to Exempt Transactions – Exceptions to Reporting Requirement in this policy for a list of securities that are not Covered Securities subject to this policy.

Reportable Accounts – Any Third Party Managed Account or Self-Directed Account which has the ability to transact in Covered Securities that he/she (or his/her immediate Family) has Beneficial Ownership.

Self-Directed Account – any personal brokerage account in which a Covered Person has direct or indirect influence or control to transact in a Covered Security that he/she (or his/her Immediate Family) has Beneficial Ownership.

Third Party Managed Account3 – Any personal brokerage account which has the ability to transact in a Covered Security and is managed on a discretionary basis by a trustee or third party (i.e. a person other than the Covered Person (or the Covered Person’s Immediate Family).

Policy

Personal Investing Activities – Reporting Requirements

Initial Account and Holding Reporting
Within ten calendar days of becoming a Covered Person he/she shall submit to Compliance via StarCompliance the following:

•	Accounts: A report of all currently open Reportable Accounts, as defined above.
•
Holdings: A report of all Covered Securities either (i) held in a Self-Directed Account or (ii) not held in a personal brokerage account (e.g. physical holdings, private investments and/or investments in Affiliated Funds). The holdings information must be within 45 calendar days prior to the first date of becoming a Covered Person.

Ongoing Account Reporting
Each Covered Person must disclose to Compliance via StarCompliance all Reportable Accounts immediately when they become aware of such account.  Each Covered Person is responsible for informing themselves of all Reportable Accounts of his/her Immediate Family and of any activity in those accounts.

3 This definition is meant to specifically cover certain trusts and third party discretionary accounts under the Rule 204A-1 of the Advisers Act that Covered Persons (i) have no direct or indirect influence or control over, (ii) cannot suggest or direct purchases or sales of investments in and (iii) cannot consult with the trustee or third-party manager about the particular allocation of investments in.

Any account that does not have the ability to hold a Covered Security (i.e. only has the ability to transact in transactions of a security that is not a Covered Security as defined herein) is not required to be disclosed regardless of whether the Covered Person has discretion over the account or not.

Covered Persons who become aware of information relating to any Reportable Account which has not been reported in accordance with this policy shall immediately inform Compliance.

Quarterly Account and Transaction Reporting
Every Covered Person shall file with Compliance via StarCompliance a report within 30 calendar days following the end of each calendar quarter reflecting:

•	Accounts:
o	A certification that they have reported all Reportable Accounts that were held or opened during the calendar quarter.
o
A certification explaining that he/she and/or his/her Immediate Family have (i) no direct or indirect influence or control; (ii) cannot, suggest or direct purchases or sales of investments, and (ii) cannot not consult with the trustee or third-party manager about the particular allocation of investments to be made in their Third Party Managed Account, where applicable.

•	Transactions:
o
All transactions that occurred during the calendar quarter in a Self-Directed Account in any Covered Security (unless exempt from reporting as outlined below), in which a Covered Person has, or by reason of such transaction acquires or disposes of, any Beneficial Ownership interest.

o
All transactions that occurred during the calendar quarter in a Covered Security that are not held in a Self-Directed Account or Third Party Managed Account including but not limited to; (i) Affiliated Funds, (ii) private investments and/or (iii) physically held securities.

o
If no transactions occurred during the calendar quarter in a Covered Security; Covered Persons are required to submit a certification stating that there were no such transactions in the applicable calendar quarter.

Annual Holdings Reporting
 Annually, by January 31, every Covered Person shall submit to Compliance via StarCompliance a report disclosing all holdings information of Covered Securities that is current as of a date no more than 45 calendar days prior to the date of the report.
•	For the avoidance of doubt this includes:
o	Covered Securities held in a Self-Directed Account, and
o
Covered Securities not held in a Self-Directed Account or Third Party Managed Account including but not limited to; (i) Affiliated Funds, (ii) private investments and/or (iii) physically held securities.

If a Covered Person has no holdings in Covered Securities, as of the above mentioned date, he/she is required to submit a certification stating that they have no such holdings during the period.

Electronic Transmission of Account Data
To help ensure that Covered Persons timely report quarterly transactions and annual holdings to Compliance as outlined above, the Company requires that all Self-Directed Accounts are held with a broker, dealer or bank that will electronically transmit such data to StarCompliance. For the avoidance of doubt this requirement does not apply to Third Party Managed Accounts.

If Compliance provides an exception to this requirement for the electronic transmission of quarterly transaction and annual holdings data; it is the responsibility of the Covered Person to ensure that they provide Compliance with such data in accordance with the above guidelines. In most cases, this means that Covered Persons must upload accounts statements in StarCompliance and manually enter quarterly transaction and annual account holdings information for all Covered Securities manually in StarCompliance.

Exempt Transactions – Exceptions to Reporting Requirements
The following are not Covered Securities subject to this policy and therefore do not need to be reported to Compliance:

•	direct obligations of the U.S. Government;
•	bankers’ acceptances;
•	bank certificates of deposit;
•	commercial paper;
•	high quality short-term debt instruments (including repurchase agreements);
•	shares of money market funds;
•	shares of open-end mutual funds that are not Affiliated Funds;
•	investments in UCITS that are not Affiliated Funds;
•	units in unit investment trusts that are invested exclusively in one or more open-end; funds, none of which are Affiliated Funds;
•	units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds
•	interests in 529 Plans;
•	life policies; and
•	secondary market crypto-currency transactions

Personal Investing Activities – Restrictions and Monitoring

Preclearance of Trades
Each Covered Person shall submit a trade request using StarCompliance, before placing an order for any transaction in a Covered Security, subject to the “Exempt Transactions – Reportable Transactions That Do

Not Require Preclearance” listed below, in a Self-Directed Account or for any Covered Security not held in an account such as physically held security or private placement.

For the avoidance of doubt preclearance is required for:

•	Initial Public Offerings (IPO’s)*;
•	Crowd-funding activities;
•	Virtual currency or cryptocurrency coins or tokens that are being offered as part of an Initial Coin Offering (ICO).

*Certain Access Persons may have further prohibitions from purchasing IPOs under the U.S. Financial Industry Regulatory Authority (FINRA) Rule 5130 and 5131.

Exempt Transactions – Reportable Transactions That Do Not Require Preclearance
The following transactions are reportable via StarCompliance, however, preclearance is not required. Transactions in:
•
non-volitional in nature: e.g. stock splits, stock dividends, exchanges and conversions, mandatory tenders, pro rata distributions to all holders of a class of securities, gifts, inheritances, and margin/maintenance calls (where the securities to be sold or purchased are not directed by the Covered Person);

•
purchases under an Automatic Investment Plan (However, any transaction that overrides the preset schedule or allocations of the automatic investment plan must be included in a quarterly transaction report.);

•	direct obligations of any government (sovereign debt) with the exception of the U.S. Government (which is not reportable as outlined above);
•	municipal bonds;
•	exchange traded funds (ETFs);
•	close end-mutual funds;
•	Affiliated Funds;
•	index options or index futures;
•	government-sponsored enterprises fixed income securities (e.g., FNMA); and
•	index-based contingent income notes.

Review, Approval and Denial of Trade Requests

Process
StarCompliance allows Compliance to efficiently review and either approve or deny a trade submitted for preclearance. Upon submitting a trade preclearance request, Covered Persons will receive notification from StarCompliance whether the trade request was approved or denied by Compliance.  No member of Compliance may approve his/her own trade request.

Approval is granted at the discretion of Compliance and each request is considered against the Company’s Restricted List and established policies and procedures and regulatory obligations.

Approved Trades
The preclearance approval, unless denied or revoked, is valid until close of business the day the approval was granted.  If the approved transaction is not executed during such period, a new request must be filed and another authorization must be obtained.  Good-until-cancel limit orders are not permitted without daily requests for preclearance approval.

Covered Persons must wait for approval before placing the order with their broker. If preclearance approval for a transaction in a Covered Security is not obtained, the Company reserves the right to require the Covered Person to close out a position, disgorgement of profits, prohibition on trading, or take any other action as it deems appropriate.

In general, approvals will not be granted for the following transactions:
•	a Covered Security in which the Company, to the best of our knowledge, is currently or anticipates transacting in for Clients within five business days;
•	a Covered Security in which the Company has transacted in during the five business days leading up to the date approved by Compliance;
•	corporate bonds;
•	issuers reflected on the Restricted List; or
•	issuers if the Covered Person is in possession of MNPI relating to the issuer.

Notwithstanding anything to the contrary, Compliance may decide not to grant approval for a transaction in a Covered Security at its sole discretion.

Investment Holding Period
All transactions requiring preclearance are subject to a minimum holding period of 30 calendar days. Compliance may grant exceptions to this should abnormal market conditions or personal circumstances warrant this. Exceptions will be decided on a case by case basis and will be recorded in StarCompliance.

Procuring or Disclosure to Others
Where Covered Persons are prohibited from entering into a transaction in Securities as a result of this policy, they must not:

•	procure any other person to enter into such a transaction; or
•	disclose any information to any other person which they know, or reasonably ought to know, will lead to that person entering into such a transaction.

Front Running and Scalping
Notwithstanding anything herein to the contrary, Covered Persons may not purchase or sell a Covered Security, if such purchase or sale is effected with a view to making a profit from a change in the price of such security resulting from anticipated transactions by or for a Client.

Recordkeeping
Compliance shall maintain or cause to be maintained in a readily accessible place the following records pursuant to the Advisers Act Rule 204A-1, Rule 17j-1 under the 40 Act and/or MiFID Org Regulation:

•	A copy of all personal trading reports made for a period of not less than five years from the end of the fiscal year during which the last entry was made on such record.
•
A copy of each personal trading report made by a Covered Person as required by this policy or any information provided in lieu of the reports, for a period of five years after the end of the fiscal year in which the report is made or the information is provided.

•	A record of any decision and the reasons therefore, to permit investments in IPOs, ICOs or private placements.
•
A record of the personal transactions notified to the Company or identified by it, including any authorization or prohibition in connection with such a transaction for a period of seven years after the end of the fiscal year in which the information is identified.

Monitoring
Compliance shall review and approve/reject submissions under this Code.  Compliance periodically conducts reviews of personal securities transactions and holdings reports with a view towards determining whether Covered Persons have complied with all provisions of the Code.

B.	Insider Trading Policy

Policy Summary
The Company prohibits Covered Persons from (i) trading, either, for a Client, personally, or on behalf of another a Security while in possession of material non-public information (“MNPI”) about the issuer of that Security, also known as “insider trading” or (ii) communicating MNPI to anyone who might use it to buy or sell Securities, also known as “tipping”.  MNPI may not be communicated to others in violation of an agreement to keep such information confidential or in violation of law.  When in doubt, if certain information constitutes MNPI, Covered Persons should assume that the information is MNPI and immediately consult with Compliance.

The Company prohibits misuse of MNPI including the Company’s Securities recommendations and Clients’ Securities holdings and transactions.  This prohibition applies to every Covered Person and extends to activities within and outside their duties of the Company.

These policies and procedures are adopted in accordance with Section 204A of the Advisers Act and the EU Market Abuse Regulation, which requires that the Company establish, maintain and enforce written policies and procedures reasonably designed to detect and prevent the misuse of MNPI.  This policy operates in conjunction with the Personal Securities Policy as outlined in this Code as well as the Market Abuse and Market Soundings Policies in the Ltd. Compliance Manual.

Definitions
Material Information  – Includes any information, relating directly or indirectly to one or more issuers or to one or more Securities, whether originating externally or within the Company, that a reasonable investor would consider important in making an investment decision, or information that is reasonably certain to have a substantial effect on the price of a the issuer or the company’s Securities. This applies not only to Securities of companies in which the Company invests, but also to Securities of the Company’s Clients.

Common examples of information that may be regarded as material include:

•	Projections by the company's officers of future earnings or losses different from market expectations;
•	A pending or proposed merger, acquisition or tender offer;
•	A significant sale of assets or the disposition of a subsidiary;
•	Changes in dividend policies or the declaration of a stock split;
•	Significant changes in senior management; or
•	An impending upgrade or downgrade of a security by a rating agency or a securities firm.

Non-public Information – Information is non-public until it has been effectively communicated to the market place and is available to the general public. Information is generally regarded as non-public until it has been broadly disseminated, such as by means of a press release carried over a major news service, a major news publication, a research report or publication, a public filing made with a regulatory agency, materials sent to shareholders or potential investors such as a proxy statement or prospectus, or materials available from public disclosure services.

Security – The term security shall be defined as “Covered Security” in the Personal Securities Policy of this Code and is meant to include any security defined as such pursuant to section 3(a)(10) of the Securities Exchange Act of 1934 and any financial instrument as defined as such pursuant to the European Market Abuse Regulation.  If a Covered Person has any questions regarding of an asset is considered a security under this policy, they shall consult Compliance.

Policy

Possession of MNPI
Covered Persons may not buy or sell (or recommend, advise or solicit the purchase or sale), for any account (personal or Client), a Security (or derivative) of any company about which the Company possesses MNPI.

Receipt and Reporting of MNPI
It is important for Covered Persons to understand when they are in receipt of MNPI.  The following outlines a few examples of how a Covered Person may obtain MNPI:

•
Over the Wall Conversations: Issuers or agent banks or broker dealers may initiate a conversation with Covered Persons concerning an event that has not yet been made public where the Company agrees to maintain the confidentiality of such information.  In such circumstances, Covered Persons must first notify Compliance before communicating with an agent bank or broker dealer.  Compliance sits above the wall and will work with the investment team to determine if they wish to be brought over the wall and, if so, the issuer will be added to the Restricted List until such time that the information is made available to the public.

•
Data Rooms: Covered Persons can access MNPI about a public issuer on data rooms such as Intralinks, DebtDomain or SyndTrak.  Such data rooms are monitored by Compliance on a periodic basis.  In the event that a Covered Persons utilizes a different data room it is their responsibility to inform Compliance when they are in receipt of MNPI, so the issuer can be added to the Restricted List.

•
Expert Networks: Before engaging with an expert network, even on a trial basis, Covered Persons must obtain approval from Compliance. Additionally, Covered Persons must adhere to and follow the procedures set forth in the Expert Networks Policy in the Compliance Manuals.

•
One-on-One Meetings with Management: Covered Persons who wish to communicate with the management of public companies (also known as public company insiders) must track such meetings on a log that includes the (i) name of the company, (ii) date of the meeting, (iii) names of the Covered Persons that participate in the meeting, (iv) name and title, if available, of the public company insiders that participate in the meeting, and (v) a note regarding if MNPI was discussed during the meeting. If during these meetings MNPI is received, Covered Persons shall immediately inform Compliance so the issuer can be added to the Restricted List.

•
Bank Loans: Market participants in bank loans may obtain information that is not available to Securities market participants, and this information may be considered MNPI.  If MNPI is received, Covered Persons are responsible for immediately informing Compliance so the issuer can be added to the Restricted List.  However, bank loans are not considered a Security as defined herein. Therefore, certain transactions in bank loans for client accounts are permissible after opting to receive MNPI from the issuer, “private side”.  In certain situations, Covered Persons may receive “superior information” that not all market participants in the syndicate bank loan receive.  In such situations, the Company may be restricted from trading bank loans.  In these circumstances, Covered Persons shall immediately inform Compliance so trading in bank loans can be restricted.

•
Outside Activities: Subject to preapproval from Compliance as outlined in this Code, Covered Persons may sit on a board of a company and in such capacity come into possession of MNPI about the company.  If MNPI is received Covered Persons must immediately report such receipt to Compliance and the issuer may be added to the Restricted List.

Covered Persons must notify Compliance immediately if they believe they have obtained any MNPI.  If there is any doubt as to whether information a Covered Persons possesses is MNPI, the Covered Person should conduct himself as though it were and immediately contact Compliance for further guidance.

Restricted List
A public issuer will be placed on the Restricted List if, at any time, it becomes known to the Company that it has received MNPI or the Company in its in discretion has determined that personal trading in the issuer may present the appearance of a potential conflict with Clients.  All Covered Persons have an obligation to inform Compliance immediately when they become aware of such circumstances.

It will be the responsibility of Compliance to place, remove, and review securities on the Restricted List and review all personal Covered Persons transactions consistent with the procedures and requirements of the Code.  Compliance will remove a public issuer from the Restricted List when the Company is cleansed of the MNPI. The Restricted List is maintained in Bloomberg and StarCompliance.

Confidentially of Non-Public Information and MNPI
Covered Persons are required to safeguard the confidentiality of any non-public information that may be in his/her possession and to ensure that such information is not used improperly or in a manner inconsistent with the specific purpose for which it was created or obtained.

Covered Persons may not disclose to any person outside the Company that a company or an issuer has been placed on the Restricted List (other than in cases where the Company must confirm to an issuer or dealer who has voluntarily provided MNPI to it that the Company has placed the issuer to which the MNPI pertains on the Restricted List).

Monitoring and Training
Compliance has primary responsibility for implementing, maintaining and enforcing these policies. Compliance will:

•	Provide educational programs to familiarize Covered Persons with these policies and address any questions arising under these policies; and
•	Resolve questions as to whether information received by a Covered Person is MNPI.

Certification Requirement
On an annual basis, each Covered Person shall certify via StarCompliance that where they have become aware of MNPI, they have immediately notified Compliance.

Violations
Penalties for trading based on or communicating MNPI to others can be severe, both for individuals involved in such unlawful conduct and their employers.  In addition a violation of this policy may result in serious sanctions by the Company, including possible dismissal of the persons involved.

C.	Gifts and Corporate Entertainment Policy

Policy Summary
The Company values its reputation for ethical behavior and is committed to maintaining the highest level of standards in the conduct of its business affairs.  The actions and conduct of the Company’s employees as well as others acting on the Company’s behalf are key to maintaining these standards.  Under no circumstances may a Covered Person initiate or encourage the provision of a Gift or Entertainment from any person or organization.  While Gifts and Entertainment are not prohibited from being given and received, they can create conflicts of interest.  As such, Covered Persons should be mindful of the value and frequency of Gifts and Entertainment given and received and shall comply with the preclearance and reporting requirements herein.

Definitions
Entertainment – Refers to situations where the giver accompanies the recipient to an event including but not limited to, business meals, receptions, tickets to social or sporting events, participation in sporting events, or accommodations, given to or received from, a person/company with whom the Company has or is likely to have business dealings.

Gift – Includes, but is not limited to, tickets to social or sporting events (where the giver does not accompany the recipient to the event), candy, baskets, flowers and promotional items, given to or received from, a person/company with whom the Company has or is likely to have any business dealings.

Gift does not include cash or cash equivalents (such as gift cards) which may not be given or received by a Covered Person.

Registered Representatives – Muzinich & Co., Inc. employees registered with the U.S. Financial Industry Regulatory Authority (FINRA).

Policy
Under no circumstances may a Covered Person make charitable donations in the name of the Company, herself or himself, or give any Gift or Entertainment, to directly obtain or retain business or gain an improper business advantage.  Charitable donations made in the name of the Company must be preapproved by Compliance and in some circumstances by senior management of the Company. In addition to adhering to this policy, all Gifts or Entertainment (given or received) must be in compliance with the Anti-Bribery Policy and Corruption and Political Contributions and Political Activities Policy.

Gifts and Entertainment generally fall into the category of acceptable non-monetary benefits provided they are:

•	capable of enhancing the quality of service provided to clients;
•	of an appropriate scale and nature so they could not be judged to impair the Company’s duty to act honestly, fairly, and professionally in the best interest of its clients; and
•	reasonable, proportionate and of a scale that they are unlikely to influence the Company’s behavior in any way that is detrimental to the interest of its clients.

Ltd. Staff shall review the Inducements Policy in the Ltd. Compliance Manual for more information.

Under no circumstances may a Covered Person do indirectly what this policy prohibits directly, including but not limited to having a Gift or Entertainment provided to or received by a third party or using one’s own money to pay for a Gift or Entertainment.

Preclearance and Reporting Requirements

Valuation
The currency involved with the thresholds outlined throughout this policy is dependent upon where the gift/entertainment takes place.  The threshold values do not differ, however, the currency will.  For example a Covered Person that is an Inc. Staff member, has a gift threshold of greater than or equal to $100 (USD) whereas a Covered Person that is a Ltd. Staff member (for avoidance of doubt one can be both a member of Inc. Staff and Ltd Staff for the purposes of this policy, such as, US Persons who are Directors of Ltd) will have a gift threshold of greater than or equal to £100 (GBP).

Gifts and Entertainment should be valued at the retail, face or market value.  Gifts are valued per item and Entertainment per head.  Covered Persons shall consult with Compliance when they are unsure of the value of a Gift or Entertainment.

When the spouse of a Covered Person is also receiving Entertainment or when a Covered Person is giving Entertainment for business purposes to the recipient’s spouse, the value should be calculated per head and the value of the respective spouse’s Gift or Entertainment should be added to that of the recipient or giver. By way of example, a Covered Person entertained the recipient and the recipient’s spouse.  The total cost of the Entertainment was 450.  The cost per head was 150 (Covered Person, recipient and recipient’s spouse).  The reported value given to recipient was 300 (recipient and recipient’s spouse).  Therefore, the Covered Person must obtain pre-approval for this Entertainment as 300 is above the 250 threshold (thresholds discussed below in this policy).

Gifts
Pre-Approval - Covered Persons must obtain pre-approval for Gifts (given or received) of 100 or over (or cumulative 100 in a calendar year to/from an individual).

All Covered Persons must obtain preapproval before giving or receiving any Gift with a Government Official, regardless of value.

On a case by case basis, where customary business practices justify or where it is likely that a particular Gift does not represent an inappropriate conflict of interest, Compliance may approve a Gift of 100 or more.  It should be noted however, that such an exception is not related to Gifts given or received by Registered Representatives when related to broker-dealer activity.

Reporting - Within 30 calendar days after each quarter end, Covered Persons must report all Gifts (given or received) during the calendar quarter, with the exception of de minimis hospitality or branded merchandise (e.g. a pen/notebook) which will not require reporting.  This de minimis exception does not apply in connection to Gifts with Government Officials.

Entertainment
Pre-Approval – Covered Persons must obtain pre-approval for Entertainment (given or received) of 250 or more.  However, for Ltd. Staff Entertainment that is for a ticketed event is held to a lower threshold for pre-approval of 100.

All Covered Persons must obtain preapproval before giving or receiving any Entertainment with a Government Official, regardless of value.

On a case by case basis, where customary business practices justify or where it is likely that a particular Entertainment does not represent an inappropriate conflict of interest, Compliance may approve Entertainment above the 100 or 250 thresholds outlined above.

Reporting - Within 30 calendar days after each quarter end, Covered Persons must report all Entertainment (given or received) during the calendar quarter, with the exception of de minimis entertainment which will not require reporting.  This de minimis exception does not apply in connection to Entertainment with Government Officials.

Gifts and Entertainment in Tabular Form
The below table restates the Gift and Entertainment thresholds in tabular form:

Per Event or Item (Giving & Receiving)	Preclearance Required	Reporting Required	No Notification
Gifts (For Ltd. Staff* this also includes Entertainment that is a ticketed event only)	> 100 (or cumulative $100 in a calendar year to/from an individual)	All	**
Entertainment	> 250	> 20	< 20***

* An individual can be both a member of Inc. Staff and Ltd Staff for the purposes of this policy (such as, US Persons who are Directors of Ltd) when on UK or European soil.
** de minimis hospitality or branded merchandise (e.g. a pen/notebook) will not require reporting (with the exception of Government Officials).
***de minimis entertainment (<20) will not require reporting (with the exception of Government Officials).

The giving of Gifts or Entertainment for a business purpose by a Covered Person’s funds, rather than the Company’s funds, may still be covered by this policy and should be reported to Compliance.

Recordkeeping
For any Gift or Entertainment that must be reported in accordance with this policy, Covered Persons shall complete reports no later than 30 calendar days following each calendar quarter end via StarCompliance.

Records of all Gifts and Entertainment (given or received) whether submitted for preapproval or reporting shall be maintained in StarCompliance. Compliance is responsible for maintaining records of preclearance, reporting and Compliance approvals or denials outlined in this policy.

Monitoring
Compliance will periodically review the volume of Gifts and/or Entertainment given or received and adherence with this policy.  Such findings, may be periodically reported to senior management of the Company to assist in the management of potential conflicts of interest.

Questions and Exceptions
Questions about the applicability of this policy should be directed to Compliance.  Only Compliance may approve any exceptions to this policy.

D.	Anti-Bribery and Corruption Policy

Policy Summary
The Company values its reputation for ethical behavior and is committed to maintaining the highest level of standards in the conduct of its business affairs.  The actions and conduct of Covered Persons as well as others acting on the Company’s behalf are key to maintaining these standards.  The Company has a zero tolerance policy towards bribery.

US Foreign Corrupt Practices Act 1977 (“FCPA”) and the UK Bribery Act 2010 create offenses and penalties for bribery and corruption.  These laws require the Company to implement ‘adequate policies and procedures’ to prevent bribery. This policy applies to all Covered Persons associated with the Company.

Some activities that may not at first seem like bribery may be considered bribery for purposes of these laws.  It is therefore important that Covered Persons take the time to read and comply with this policy and understand the many forms that bribery may take.

Understanding and Recognizing Bribery and Corruption
Acts of bribery or corruption are intended to influence an individual in the performance of his/her duty and incline him or her to act in a way that a reasonable person would consider to be improper in the circumstances.  For the purposes of this policy, bribery occurs when one person offers, pays, seeks or accepts a payment, gift, favor, or a financial or other advantage from another to influence an outcome improperly, or to induce or reward improper conduct.

Bribery and corruption, whether involving Government Officials or commercial entities, can be direct or indirect through third parties like agents, brokers, third party marketers and joint venture partners. To make so-called “facilitation payments” can constitute bribery (even when the making of the payment in the particular jurisdiction is considered usual, or even legal).  Facilitation payments (‘facilitating’, ‘speed’, ‘back-hander’, or ‘grease payments’) are any payments, (usually of small value and in cash)) made to low-level officials to secure or expedite the performance of a routine or necessary action or level of service.

Bribes are not always made in cash.  Gifts, corporate hospitality and entertainment can be considered bribes if they are intended to influence a decision.

Penalties
Because of the Company’s corporate structure, both the UK Bribery Act and the FCPA apply to the Company’s activities, these laws apply to the Company. The laws provide for significant penalties for both giving and receiving bribes, which may include prison sentences and fines for individuals and unlimited fines for companies.

Note that penalties have been imposed on companies for not having sufficient policies and procedures to prevent bribery, even in the absence of any evidence that bribery in fact occurred.

Risk Assessment
The Company has undertaken a risk assessment to assess the likely exposure faced by the Company with respect to bribery and corruption, taking into account the jurisdictions in which the Company undertakes business and any relationships with associated persons (i.e. those performing services on behalf of the Company).

The Company considers that its overall bribery and corruption risk is low. This is due to the fact the Company generally only deals with Clients that are (i) regulated (either within the financial services sector or other sectors), (ii) reputable and well-established, (iii) based in jurisdictions which have a low risk of bribery and corruption, (iv) are generally themselves subject to anti-bribery legislation, and (v) generally maintain their own anti-bribery policies and controls.

Nevertheless, Covered Persons must remain alert to bribery and corruption risks and observe this policy at all times.

Policy
The Company will not tolerate bribery or corruption in any form.  The Company prohibits bribery of or by any person or company, in any jurisdiction, wherever they are situated and whether they are a Government Official, private person or company, or by any individual Covered Person, agent or other person acting on the Company’s behalf in order to:

•	gain any commercial, contractual or regulatory advantage for the Company in a way which is unethical; or
•	gain any personal advantage, pecuniary or otherwise, for the individual or anyone connected with the individual; or
•
induce the improper performance of any function that is of a public nature, connected with a business, performed by a person in the course of their employment; or influence any act or decision of a foreign Government Official.

Government Official
Although this policy applies to both public and private sectors, dealing with Government Officials poses a particularly high risk in relation to bribery due to the strict anti-bribery and corruption rules and regulations in many countries.  The provision of money or anything else of value, no matter how small, to any Government Official for the purpose of influencing them in their official capacity is prohibited.

Prior consultation with Compliance should be made in relation to:

•
Any payment directly or indirectly to a Government Official (this does not include payments for governmental services that one is legally entitled to receive and as to which the Government Official has no discretion);

•	Gifts and hospitality/entertainment in connection with a Government Official; and
•	Making charitable contributions in connection with dealings with a Government Official.

Gifts
This policy does not prohibit the giving or receiving of gifts, if such gift complies with the Company’s Political Contributions and Political Activities Policy, Gifts and Corporate Entertainment Policy, and local rules and regulations.

Third Party Agents
The Company may be held responsible for the actions of third parties acting on the Company’s behalf with respect to bribery and corruption.  Nothing that is prohibited by this policy may be done indirectly through a third party.  Due diligence of vendors critical to the Company’s business is undertaken by the Company as outlined in the Oversight of Outsourced Providers Policy and the Oversight of Service Providers Policy in the Compliance Manuals.

Political Contribution and Charitable Donation
Neither the Company nor its Covered Persons may make any form of political contribution or charitable donation/sponsorship where that contribution/donation/sponsorship is made or in any way may be interpreted as a way of obtaining an advantage for the Company in business transactions. A political contribution for these purposes would include any payment or donation to a political party or organization including a trade union, either in the UK/US or overseas or to any lobbyist or lobbying group or to any candidate for election to public office in the UK/US or overseas.

Charitable donations should not be made by or on behalf of the Company if the contribution is or may in any way be interpreted as a means of buying influence in relation to any situation which may have an impact on the Company's business. For example, this may be the case if a charity is supported by a high profile individual who is, or where the charity is, lobbying for a particular outcome which is relevant to the Company's business.

Where any political contributions or charitable donations/sponsorships are to be made by or on behalf of the Company, they may only be made with the prior approval of Compliance and in accordance with the Gifts and Corporate Entertainment Policy and Political Contributions and Political Activities Policy in the Code.

Conferences and Similar Events
When sending invitations to events or entertainment, Covered Persons should check to see whether invitees fall under the description of a Government Official.  For those that do, Covered Persons should first seek preapproval from Compliance via StarCompliance before proceeding with sending any invitations.

Covered Person Awareness
The prevention, detection and reporting of any bribery or corruption in any form is the responsibility of all Covered Persons.  If a Covered Person becomes aware or suspects that an activity or conduct that is proposed or has taken place is a bribe or corrupt, then you have duty to report this.  Reports can be made confidentially to Compliance.

Training
Compliance is responsible for ensuring all Covered Persons periodically undertake mandatory anti-bribery and corruption training, highlighting the specific sources of risk with respect to the Company’s activities.

E.	Outside Activities Policy

Policy Summary
Although the Company encourages Covered Persons to participate in and provide leadership to community, charitable, and professional activities, such activities may result in a conflict of interest with the Company’s business from time to time.  Personal interests must not affect the ability of a Covered Person to make judgments or decisions in the best interests of the Company and its clients.  Therefore, Covered Persons shall seek to avoid situations in which he/she (or his/her Immediate Family) conducts activities that create actual, potential or perceived conflict of interest.  It is the Company’s policy that outside activities must be reported to and/or preapproved by Compliance as outlined herein.

Policy

Covered Person Requirements
Regardless of whether the outside activity is a paid position, Covered Persons are required to obtain prior approval from Compliance before:
•	accepting employment of any type outside the Company;
•	serving as an officer, director, partner of any business or other organization (including but not limited to, a charitable organization);
•	having a substantial (1% or greater) financial interest in a public organization;
•
having a material relationship with a supplier (vendor), competitor, client, investor of the Company or other entity with which the Covered Person deals in the course of his/her duties at the Company; or

•	becoming a candidate for any public (government) office.

Any Covered Person who engages in an approved outside activity shall not conduct such activities on the Company’s premises or behave in such manner that might imply that such activities are being conducted by or with the Company’s endorsement.  In addition, Covered Persons are expressly prohibited from conducting an outside activity that creates any actual, potential or perceived conflict of interest with the Company or interferes with the Company’s business in any way.

Certain Ltd. Staff shall certify to Compliance, at least annually, that they have reported the following paid or unpaid activities via StarCompliance covering the past ten years:
•	directorships,
•	partnership interests; and
•	trusteeships.

Immediate Family Requirements
Outside activities of Covered Persons’ Immediate Family have the capacity to create actual, potential or perceived conflicts of interest.  Regardless of whether the outside activity is a paid position, Covered Persons are required to report the following immediately when they are aware of his/her Immediate Family:
•	being employed by a broker dealer, investment adviser or other financial institution; or
•
having a material relationship with a supplier (vendor), competitor, client, or investor of the Company or other entity with which the Covered Person deals in the course of his/her duties at the Company.

When considering what might create an actual, potential or perceived conflict of interest with the Company, take into consideration current and recent past (approximately the last six months) activities that Covered Persons or his/her Immediate Family have with the Company’s (i) suppliers of goods and services, (ii) competitors, or (iii) other entities with which the Covered Person deals in the course of his/her duties at the Company.  Covered Persons shall seek to avoid situations in which he/she or his/her family members directly profit from a relationship with a company or other entity with which the Covered Person deals in the course of his/her duties at the Company.  All such potential conflicts must be reported to Compliance, and Compliance shall determine and appropriately document their review of such reported activity.

Procedure
All preclearance and reporting of outside activities must be made via StarCompliance and where applicable should specify whether the activity has an actual, potential or perceived conflict of interest with the Company and, if so, the nature and extent of that activity.  All Covered Persons are responsible for notifying Compliance of any changes to the information disclosed and for ensuring that his/her records in StarCompliance of outside activities are accurate and up to date.

Upon becoming a Covered Person, and annually thereafter by January 31, all Covered Persons shall certify that they have precleared and/or reported all outside activities required under this policy to Compliance via StarCompliance.

F.	Conflicts of Interest Policy

Background
The Company and its Covered Persons occupy a position of trust and confidence with respect to its clients.  Clients rely on the Company’s integrity and objectivity to assist them in meeting their investment objectives.  It is the Company’s policy to act with integrity and not permit any potential conflicts of interest to compromise its reputation for high standards and ethical behavior in the conduct of its business affairs.  In addition, the Company is required to take all appropriate steps to identify and manage actual and potential conflicts (i) between the interests of the Company and its Covered Persons and/or Clients; and (ii) between the Company’s Clients.

When identifying conflicts of interest, the Company and its Covered Persons consider whether the Company:
•	Is likely to make a financial gain, or avoid a loss, at the expense of a Client;
•	Has an interest in the outcome of service or activity provided to a Client, or of a transaction carried out on behalf of a Client, which is distinct from the Client’s interest in that outcome;
•	Has a financial or other incentive to favor the interests of one Client over another;
•	Carries out the same business as the Client; or
•	Receives or may receive an inducement from a person other than the Client in relation to services provided to the Client in the form of monetary or non-monetary benefits or services.

The Company regularly identifies potential conflicts of interest and adopts policies and procedures, including the creation of conflicts inventories, and takes other actions, to eliminate or manage these potential conflicts.

Policy
The protection of Client interests is the Company’s first concern and therefore it is the Company’s policy that:

•	where potential conflicts are identified, the Company will seek to organize its business activities in a manner which avoids an actual conflict; and
•
where potential conflicts are unavoidable, the Company will take appropriate measures to seek to mitigate and manage such conflicts in a manner that seeks to ensure that the Company or its Covered Persons are not advantaged, and that no Client is disadvantaged.

•	where the Company is not reasonably confident that it is able to manage a particular conflict to adequately protect the interest of a Client, the Company must:
o	clearly disclose in writing, the general nature and source of the conflict of interest to the Client before undertaking business for the client; and
o	provide sufficient detail to enable that particular Client to take an informed decision in relation to the conflict.

Disclosure may only be used as a way of managing conflicts of interest as a last resort.

Identification and Management of Conflicts of Interest
Conflicts of interest may exist among the Company, its Covered Persons and its Clients or between more than one Client as a result of the intended or actual activities of the Company or its Covered Persons.  The

Company performs a conflicts of interest assessment on an annual basis, which is intended to identify conflicts that may occur at the Company or Covered Person level details of which are contained in its Conflicts of Interest Register.  The Conflicts of Interest Register focus on ensuring that interests of Clients are always protected and that the interests of the Company and/or any associated party(ies) are not favored at their expense.

The Conflicts of Interest Registers and this policy are presented to and approved by senior management of the Company at least annually, or on an ad hoc basis if required sooner in light of changes to the Company’s business and activities.

Conflicts Training
All Covered Persons receive a copy of this policy, and training in respect of conflicts of interest on an annual basis. In addition, all Covered Persons are required to comply with the Company’s compliance procedures, including the Code and Ltd. Staff shall also refer to the Inducements Policy in the Ltd. Compliance Manual.

Covered Person Responsibility
Covered Persons should be alert for potential conflicts of interest in their everyday duties.  If the conflicts are not covered by existing policies or procedures, Covered Persons should contact Compliance for further guidance on how to manage or eliminate the conflict.  If Compliance is unable to resolve the potential conflict in a manner that he/she believes is fair and appropriate, he/she will escalate the matter to senior management of the Company to discuss an appropriate resolution.

G. Political Contributions and Political Activities Policy

Policy Summary
All Covered Associates, as defined below are required to obtain preapproval from Compliance before making any U.S. Political Contribution, as defined below.

Political Contributions made by investment advisers to U.S. candidates or Officials of U.S. State and local governments can potentially undermine the fairness of the selection process for investment management services by those U.S. State and local governments. Rules 206(4)-5 under the Advisers Act and FINRA Rules 2030 and 4580 (together the “Pay-to-Play Rules”) prohibit a member firm or adviser from providing investment advisory services for compensation to a state or local government entity within two years after that Company or any of its Covered Associates has made a Political Contribution to an Official of a Government Entity (all terms defined below) that is in a position to influence the selection of the investment firm for its advisory services.  The Pay-to-Play Rules also provides that advisers must maintain records concerning (i) Political Contributions, (ii) the business it does with Government Entities, and (iii) who its Covered Associates are.

In addition to the Pay-to-Play Rules, some States or local governments have passed laws that similarly disqualify contactors, including member firms or investment advisers, from providing services for compensation for a period of time to the extent that the contractor or certain persons associated with the contractor make Political Contributions to Officials who may have the power to influence the award of business.

The combination of the Pay-to-Play Rules and State or local government rules creates a risk for the Company in the context of current ongoing relationships with Officials or a Government Entity who may have segregated accounts with the Company or investments in funds advised by the Company.  Identification of Officials and Government Entities who are the Company’s clients or investors, new hire screening about political contribution activity, screening of third party solicitors the Company may hire and effective record keeping of political contributions by any Covered Associates is required.

Definitions
For the purposes of this policy, the following definitions apply.  The definitions being used for the purposes of this policy may be broader than the definition contained in the Pay-to-Play Rules:

Covered Associate – Includes any (i) Access Persons; (ii) Access Persons spouse and/or dependent children; and (iii) political action committee controlled by the Company or any Access Person.

Fundraising – The act of soliciting or coordinating (i.e. collecting and forwarding) Political Contributions or payments to a political party, an incumbent, a candidate or a nominee of a political party.

Official – means any person (including any election committee for the person) who, at the time of a Political Contribution, is an incumbent, a candidate or successful candidate for elective office for a Government Entity.

Political Contribution – A gift, a subscription or loan, an advance, a deposit of money or anything of value made (i) for the purpose of influencing any election for Federal, State of local government, (ii) to pay debts incurred in connection with such an election;  (iii) to pay any transition or inaugural expenses related to a successful candidate for Federal,  State or local office; or (iv) anything of value, such as resources or facilities of the adviser or any Access Person (such as the use of conference rooms, office facilities, equipment or personnel or personal residence) and hosting a dinner or event for the official or candidate in a public (i.e. restaurant) or private (e.g., personal residence) location (or providing such location for the purpose of hosting the dinner event).

U.S. Government Entity – means any Federal, State or political subdivision including (i) its agencies, authorities or instrumentalities; (ii) a pool of assets sponsored or established by a Federal, State, political subdivision, agency, authority or instrumentality; (iii) a plan or program of a Federal, State, political subdivision, agency, authority or instrumentality; and (iv) officers, agents, or employees of a Federal, State, political subdivision, agency, authority or instrumentality who are acting in their official capacity.

Policy

General Prohibitions
Generally, neither the Company nor any Covered Associate of the Company shall make a Political Contribution, directly or indirectly, for the purpose of obtaining or retaining business for the Company.

Furthermore, without preapproval from Compliance, neither the Company nor any Covered Associate of the Firm:

•	May directly or indirectly make any Political Contribution relating to an election for any office of a Government Entity or make any contribution to a political party.
o
Examples of making a Political Contribution “indirectly” include: (i) making a contribution via another member of the same household; (ii) making a contribution from a controlled account; (iii) agreeing to share the burden of a contribution made by another person; (iv) soliciting contributions from others, or (v) allowing a third party marketer or solicitor to make a contribution on behalf of the Company or a Covered Associate.

•
Shall make any payment to any person in connection with solicitation of investment advisory business to be carried out for a Government Entity unless the recipient of the payment is a registered broker-dealer or a registered representative thereof or a registered investment adviser or affiliated person thereof.

•	May (i) coordinate any political campaign or (ii) conduct any Fundraising.
•	Shall contribute to a charity controlled by an Official.
•	Shall assume any role with an organization that regularly engages in Fundraising and endorses Officials for office.
•	Shall allow his/her name to be used in connection with any Fundraising event.

Procedure4
Covered Associate must obtain preapproval from Compliance via StarCompliance and include the following:

4 Although the Pay-to-Play Rules apply to certain “Covered Associates” as defined in such rules, it is the Company’s policy that prior written approval is required for all Access Persons even if not Covered Associates as defined in the rules.  In addition, although the Pay-to-Play Rules apply to political contributions with respect to U.S. State and local

•	whether the election to which any Political Contribution relates is one in which the Covered Associate is eligible to vote;
•	whether the election to which the Political Contribution relates is one for an Official as defined in this policy;
•
whether the election to which the Political Contribution relates is one for an office in a State or locality for which the Company provides advisory services or from which the Company could reasonably be expected to solicit advisory business;

•	the aggregate amount of Political Contributions made by the Covered Associate, taking into account all amounts that are direct or indirect Political Contributions under this policy;
•	the aggregate amount of all Political Contributions made by the Covered Associate relating to the same election;
•	the aggregate amount of all Political Contributions made by the Covered Associate for elections in the same jurisdiction; and
•	the election, political action committee, and/or political party to which any activity relates.

Any preapproved Political Contributions will be subject to on-going reviews made against business development or solicitation activity.

Covered Associates who work in the sales and marketing department must notify Compliance immediately of any proposed investment advisory services to a Government Entity.  This includes situations where 40 Act Funds may become an option in a government-sponsored plan.

Recordkeeping
Compliance will maintain records setting forth in chronological order each request and report made, for a period of seven years.  Compliance will also maintain a list of Government Entities that are clients of the Company or investors in a covered investment pool (as defined under the Pay-to-Play Rules) for which the Company is an adviser.

Exceptions
Subject always to preapproval (which may be denied for any or no reason) by Compliance, a Political Contribution of a de minimis size may be permitted in accordance with U.S. Federal, State and/or local rules.

Initial and Annual Political Contributions Certification Form
Covered Associates must certify to all Political Contributions made two years prior to becoming a Covered Associate, and annually thereafter by January 31, all Covered Associates shall certify that they have preapproved and reported all Political Contributions required under this policy to Compliance via StarCompliance.

Training
Covered Associates must receive training at least once a year.  Compliance is responsible for providing this training.

officials, it is the Company’s policy that prior written consent is required for all political contributions, including political contributions to federal officials and PACs, as well as the hosting of fundraising events.

Notwithstanding anything to the contrary in this policy or elsewhere in the Compliance Manuals, Covered Associates may not give any gift or entertainment to any officer, employee or official representative of a Government Entity without preapproval from Compliance.  Refer to the Gifts and Corporate Entertainment Policy for more information.  Exceptions to this policy may be made by Compliance.